Exhibit 99.1

FOR IMMEDIATE RELEASE	May 3, 2011
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
Health Care REIT, Inc.
Reports First Quarter 2011 Results
Toledo, Ohio, May 3, 2011.....Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s first quarter ended March 31, 2011.
“Health Care REIT remains on target to deliver strong 2011 earnings growth of 8-11%,” commented George L. Chapman, Health Care REIT’s Chairman, Chief Executive Officer and President. “We recently closed the Genesis HealthCare and Benchmark Senior Living transactions on or ahead of schedule. These closings allowed us to recently raise our 2011 FFO guidance by seven cents as these transactions will be immediately accretive to earnings. The $7 billion of new partnerships formed in 2010 and 2011-to-date demonstrates the successful execution of our relationship investment strategy and positions the company for a strong period of earnings and dividend growth over the next several years.”
Recent Highlights
•	Completed year-to-date gross new investments totaling $3.9 billion, including $1.4 billion for first quarter

•	Completed $2.4 billion Genesis acquisition and $890 million Benchmark Senior Living partnership

•	Increased 2011 net investment guidance by $2.5 billion to $3.7 billion

•	Increased first quarter same-store NOI versus last year between 3.4%-3.8% across all reported asset categories

•	Raised $3.5 billion of equity and unsecured debt capital in March

•	Generated 12% first quarter total shareholder return

•	Declared a 1Q11 cash dividend of $0.715 per share, representing a 5.1% increase from 1Q10

•	Received $44 million in proceeds on property sales, generating $26 million of gains

•	Announced inaugural investor day to be held on May 19, 2011
Dividends for First Quarter 2011 As previously announced, the Board of Directors declared a cash dividend for the quarter ended March 31, 2011 of $0.715 per share, as compared to $0.68 per share for the same period in 2010. The cash dividend will be paid on May 20, 2011 and will be the company’s 160th consecutive quarterly dividend payment.
First Quarter Investment Highlights
•	In January, the company completed the previously announced $298 million partnership with Silverado Senior Living structured as a RIDEA investment. The company acquired a 95% interest to own and operate 18 senior housing facilities with 1,454 beds located primarily in California and Texas. Silverado will continue to manage the facilities and own the remaining 5% interest. The portfolio is projected to generate an NOI yield after management fees of approximately 7.5% in 2011 and approximately 8.5% in 2012 as certain fill-up facilities reach stabilization. This increase represents approximately 13% annual growth.

•	In March, the company completed the previously announced $890 million partnership with Benchmark Senior Living structured as a RIDEA investment. The company acquired a 95% interest to own and operate 34 senior housing facilities with 3,009 units located primarily in New England. Benchmark will continue to manage the facilities and own the remaining 5% interest. The entire portfolio is currently projected to generate a 2011 NOI yield after management fees of approximately 6.8%-7.2%. We anticipate this portfolio will produce an average 4%-5% annual NOI growth over the next several years (assuming stable economic conditions).

•	In addition, throughout the first quarter, the company acquired seven senior housing facilities with existing operators for an aggregate investment amount of $113 million and a blended initial yield of approximately 8.1%.

1Q11 Earnings Release	May 3, 2011
Investments Subsequent to Quarter End
•	In April, the company completed the previously announced acquisition of substantially all of the real estate assets of privately-held Genesis HealthCare for a purchase price of $2.4 billion. The initial 15 year triple-net lease with Genesis will provide for rent in the first year of $198 million representing an initial cash yield of 8.25%. The rent, which includes a combination of fixed and CPI escalators, is expected to increase by 3.5% on the first five anniversary dates of the lease and 3.0% per year thereafter.

•	In April, the company completed the previously announced acquisition of four combination senior housing facilities located in the Chicago and New York metro areas totaling 628 units. The company’s $141 million investment included the assumption of $48 million in secured debt at an average rate of 6.5%. The investment is structured as a triple-net lease with Capital Senior Living (NYSE:CSU) with an initial term of 15 years and an initial rental yield of 7.25% with annual escalators of 3.0%.
Outlook for 2011 The company is updating its investment guidance for 2011. It has completed acquisitions and joint venture investments to-date of $3.8 billion, up from the previously announced $1.3 billion and now expects development fundings of $253 million, up from $212 million, resulting in a new gross investment forecast of $4.0 billion. The company continues to expect dispositions of $300 million, resulting in net new investments of $3.7 billion, up from $1.2 billion.
As previously announced, the company revised its 2011 guidance and expects to report net income attributable to common stockholders in a range of $0.97 to $1.07 per diluted share; normalized FFO in a range of $3.32 to $3.42 per diluted share, representing an increase of 8-11% from 2010; and normalized FAD in a range of $3.01 to $3.11 per diluted share, representing an increase of 6-10% from 2010. First quarter earnings results and 2011 guidance include approximately $0.08 per share of carrying costs associated with raising $3.5 billion of equity and debt capital in March 2011.
The company’s guidance does not include any investments beyond what has been closed or identified year-to-date nor any additional transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other one-time items, including any additional cash payments other than normal monthly rental payments. Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.
Conference Call Information The company has scheduled a conference call on Tuesday, May 3, 2011 at 10:00 a.m. Eastern Time to discuss its first quarter 2011 results, industry trends, portfolio performance and outlook for 2011. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 17, 2011. To access the rebroadcast, dial 800-642-1687 or 706-645-9291 (international). The conference ID number is 58998460. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This earnings release is posted on the company’s website at www.hcreit.com under the heading News.
Key Performance Indicators

	1Q11	1Q10	Change
Net income attributable to common stockholders (NICS) per diluted share	$0.15	$0.21	-29%
Normalized FFO per diluted share	$0.70	$0.75	-7%
Normalized FAD per diluted share	$0.62	$0.70	-11%
Dividends per common share	$0.69	$0.68	1%
Normalized FFO Payout Ratio	99%	91%
Normalized FAD Payout Ratio	111%	97%

1Q11 Earnings Release	May 3, 2011
Quarterly Earnings

	NICS			FFO			FAD
	1Q11	1Q10	Change	1Q11	1Q10	Change	1Q11	1Q10	Change
Per diluted share	$0.15	$0.21	-29%	$0.46	$0.51	-10%	$0.40	$0.47	-15%
Includes impact of:
Gain (loss) on property sales(1)	$0.17	$0.05
Other items, net(2)	$(0.24)	$(0.24)		$(0.24)	$(0.24)		$(0.24)	$(0.24)
Prepaid/straight-line rent receipts(3)							$0.02	$0.01
Per diluted share normalized(a)				$0.70	$0.75	-7%	$0.62	$0.70	-11%

(a)	Amounts may not sum due to rounding

(1)	$26,156,000 and $6,718,000 of gains in 1Q11 and 1Q10, respectively.

(2)	See Exhibit 1.

(3)	$3,612,000 and $1,738,000 of receipts in 1Q11 and 1Q10, respectively.
Supplemental Reporting Measures The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1. FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings. Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1. The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies. The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of the supplemental reporting measures.
About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of March 31, 2011, the company’s broadly diversified portfolio consisted of 727 properties in 44 states. More information is available on the company’s website at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of properties; the performance of its operators/tenants and properties; its ability to enter into agreements with viable new tenants for vacant space or for properties that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage properties; its ability to make distributions to

1Q11 Earnings Release	May 3, 2011
stockholders; its policies and plans regarding investments, financings and other matters; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s properties; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q11 Earnings Release	May 3, 2011
HEALTH CARE REIT, INC.
Financial Exhibits
Consolidated Balance Sheets (unaudited)

	March 31,
(in thousands)	2011	2010
Assets
Real estate investments:
Real property owned:
Land and land improvements	$819,622	$551,594
Buildings and improvements	8,707,973	5,512,467
Acquired lease intangibles	347,620	147,957
Real property held for sale, net of accumulated depreciation	71,126	27,607
Construction in progress	353,812	374,849

	10,300,153	6,614,474
Less accumulated depreciation and intangible amortization	(867,050)	(718,671)

Net real property owned	9,433,103	5,895,803
Real estate loans receivable:
Loans receivable	447,351	444,457
Less allowance for losses on loans receivable	(1,524)	(5,025)

Net real estate loans receivable	445,827	439,432

Net real estate investments	9,878,930	6,335,235
Other assets:
Equity investments	250,111	166,654
Goodwill	51,207	—
Deferred loan expenses	48,620	25,405
Cash and cash equivalents	2,667,995	36,558
Restricted cash	38,722	17,692
Receivables and other assets	322,459	192,834

	3,379,114	439,143

Total assets	$13,258,044	$6,774,378

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$—	$425,000
Senior unsecured notes	4,427,850	1,677,518
Secured debt	1,711,973	725,969
Capital lease obligations	8,813	—
Accrued expenses and other liabilities	334,259	185,975

Total liabilities	6,482,895	3,014,462
Redeemable noncontrolling interests	4,546	—
Equity:
Preferred stock	1,010,417	287,974
Common stock	176,563	123,979
Capital in excess of par value	6,280,906	3,916,837
Treasury stock	(13,480)	(11,303)
Cumulative net income	1,708,248	1,578,990
Cumulative dividends	(2,538,601)	(2,147,690)
Accumulated other comprehensive income	(10,295)	(4,092)
Other equity	6,383	5,539

Total Health Care REIT, Inc. stockholders’ equity	6,620,141	3,750,234
Noncontrolling interests	150,462	9,682

Total equity	6,770,603	3,759,916

Total liabilities and equity	$13,258,044	$6,774,378

1Q11 Earnings Release	May 3, 2011
Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2011	2010
Revenues:
Rental income	$169,658	$135,333
Resident fees and service	71,286	—
Interest income	11,709	9,048
Other income	2,824	996

Gross revenues	255,477	145,377

Expenses:
Interest expense	58,897	28,425
Property operating expenses	64,485	12,513
Depreciation and amortization	73,476	40,652
General and administrative expenses	17,714	16,821
Transaction costs	36,065	7,714
Loss (gain) on extinguishment of debt	—	18,038
Provision for loan losses	248	—

Total expenses	250,885	124,163

Income from continuing operations before income taxes and income from unconsolidated joint ventures	4,592	21,214

Income tax (expense) benefit	(129)	(84)
Income (loss) from unconsolidated joint ventures	1,543	768

Income from continuing operations	6,006	21,898

Discontinued operations:
Gain (loss) on sales of properties	26,156	6,718
Impairment of assets	(202)	—
Income (loss) from discontinued operations, net	(150)	3,078

	25,804	9,796

Net income	31,810	31,694
Less: Preferred dividends	8,680	5,509
Net income (loss) attributable to noncontrolling interests	(242)	373

Net income attributable to common stockholders	$23,372	$25,812

Average number of common shares outstanding:
Basic	154,945	123,270
Diluted	155,485	123,790

Net income attributable to common stockholders per share:
Basic	$0.15	$0.21
Diluted	0.15	0.21
Common dividends per share	$0.69	$0.68

1Q11 Earnings Release	May 3, 2011

Normalizing Items	Exhibit 1

	Three Months Ended
	March 31,
(in thousands, except per share data)	2011		2010
Impairment of assets	$202		$—
Transaction costs	36,065	(1)	7,714
Special stock compensation grants/payments	—		2,853
Loss (gain) on extinguishment of debt	—		18,038
Provision for loan losses	248		—
Held for sale hospital operating expenses (2)	829		728

Total	$37,344		$29,333

Average diluted common shares outstanding	155,485		123,790
Net amount per diluted share	$0.24		$0.24

Notes:	(1)	Represents primarily costs incurred with the Genesis, Benchmark, Silverado transactions and other transactions during the quarter.

	(2)	Represents expenses incurred in connection with a hospital classified as held for sale.

Funds Available for Distribution Reconciliation	Exhibit 2

	Three Months Ended
	March 31,
(in thousands, except per share data)	2011	2010
Net income attributable to common stockholders	$23,372	$25,812
Depreciation and amortization(1)	74,768	43,581
Loss (gain) on sales of properties	(26,156)	(6,718)
Noncontrolling interests(2)	(3,836)	(340)
Unconsolidated joint ventures(3)	1,191	299
Gross straight-line rental income	(5,030)	(4,453)
Prepaid/straight-line rent receipts	3,612	1,738
Amortization related to above (below) market leases, net	(658)	(487)
Non-cash interest expense	3,716	2,841
Cap-ex, tenant improvements, lease commissions	(8,141)	(3,771)

Funds available for distribution	62,838	58,502
Normalizing items, net(4)	37,344	29,333
Prepaid/straight-line rent receipts	(3,612)	(1,738)

Funds available for distribution — normalized	$96,570	$86,097

Average diluted common shares outstanding	155,485	123,790

Per diluted share data:
Net income attributable to common stockholders	$0.15	$0.21
Funds available for distribution	0.40	0.47
Funds available for distribution — normalized	0.62	0.70

Normalized FAD Payout Ratio:
Dividends per common share	$0.69	$0.68
FAD per diluted share — normalized	$0.62	$0.70

Normalized FAD payout ratio	111%	97%

Notes:	(1)	Depreciation and amortization includes depreciation and amortization from discontinued operations.

	(2)	Represents noncontrolling interests’ share of net FAD adjustments.

	(3)	Represents HCN’s share of net FAD adjustments from unconsolidated joint ventures.

	(4)	See Exhibit 1.

1Q11 Earnings Release	May 3, 2011

Funds From Operations Reconciliation	Exhibit 3

	Three Months Ended
	March 31,
(in thousands, except per share data)	2011	2010
Net income attributable to common stockholders	$23,372	$25,812
Depreciation and amortization(1)	74,768	43,581
Loss (gain) on sales of properties	(26,156)	(6,718)
Noncontrolling interests(2)	(4,160)	(363)
Unconsolidated joint ventures(3)	3,027	775

Funds from operations	70,851	63,087
Normalizing items, net(4)	37,344	29,333

Funds from operations — normalized	$108,195	$92,420

Average diluted common shares outstanding	155,485	123,790

Per diluted share data:
Net income attributable to common stockholders	$0.15	$0.21
Funds from operations	0.46	0.51
Funds from operations — normalized	0.70	0.75

Normalized FFO Payout Ratio:
Dividends per common share	$0.69	$0.68
FFO per diluted share — normalized	$0.70	$0.75

Normalized FFO payout ratio	99%	91%

Notes:	(1)	Depreciation and amortization includes depreciation and amortization from discontinued operations.

	(2)	Represents noncontrolling interests’ share of net FFO adjustments.

	(3)	Represents HCN’s share of net FFO adjustments from unconsolidated joint ventures.

	(4)	See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2011	Exhibit 4

	Prior Outlook		Current Outlook
(in thousands, except per share data)	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.02	$1.12	$0.97	$1.07
Loss (gain) on sale of properties	—	—	(0.15)	(0.15)
Depreciation and amortization(1)	2.23	2.23	2.28	2.28

Funds from operations	$3.25	$3.35	$3.10	$3.20
Normalizing items, net(2)	—	—	0.22	0.22

Funds from operations — normalized	$3.25	$3.35	$3.32	$3.42

FAD Reconciliation:
Net income attributable to common stockholders	$1.02	$1.12	$0.97	$1.07
Loss (gain) on sale of properties	—	—	(0.15)	(0.15)
Depreciation and amortization(1)	2.23	2.23	2.28	2.28
Net straight-line rent and above/below amortization(1)	(0.17)	(0.17)	(0.22)	(0.22)
Non-cash interest expense	0.10	0.10	0.10	0.10
Cap-ex, tenant improvements, lease commissions	(0.17)	(0.17)	(0.17)	(0.17)

Funds available for distribution	$3.01	$3.11	$2.81	$2.91
Normalizing items, net(2)	—	—	0.22	0.22
Prepaid/straight-line rent receipts	—	—	(0.02)	(0.02)

Funds available for distribution — normalized	$3.01	$3.11	$3.01	$3.11

Notes:	(1)	Amounts presented net of noncontrolling interests’ share and HCN’s share of unconsolidated joint ventures.

	(2)	See Exhibit 1.